Exhibit 4.183

Dated 12 November 2014

AEGEAN TRADERS INC.
 as Borrower
and
DRYSHIPS INC.
 as Corporate Guarantor
and
PORTIGON AG, LONDON BRANCH
(formerly known as WestLB AG, London Branch)
 as Lender

SECOND SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 20 June 2008 as amended on 8 October 2009 and as amended and restated on 18 January 2010 in respect of a loan facility of (originally) up to US$103,200,000

INDEX
Clause		Page

1	Definitions	2

2	Representations and Warranties	2

3	Agreement of the Lenders	3

4	Conditions	3

5	Variations to Guarantee and Finance Documents	4

6	Fees and Expenses	5

7	Communications	5

8	Supplemental	6

9	Law and Jurisdiction	6

Schedule 1 Lender		7

Execution		8

THIS SUPPLEMENTAL AGREEMENT is dated 12 November 2014 and made
BETWEEN:
(1)	AEGEAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960 (the "Borrower");
(2)	DRYSHIPS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960 (the "Corporate Guarantor"); and
(3)	PORTIGON AG, LONDON BRANCH (formerly known as WestLB AG, London Branch), a company incorporated in Germany having its registered office at Herzogstrasse 15, 40217 Duesseldorf, Germany and acting through its London branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (the "Lender", which expression shall include its successors and assigns).
BACKGROUND
(A)	By a loan agreement originally dated 20 June 2008, (as amended by a first supplemental letter dated 8 October 2009 and as amended and restated on 18 January 2010, the "Loan Agreement") made between (i) the Borrower and Iguana Shipping Company Limited ("Iguana") as joint and several borrowers (together, the "Borrowers") and (ii) the Lender as lender, it was agreed that the Lender would make available to the Borrowers a loan facility of (originally) up to US$103,200,000 (the "Loan") of which US$21,250,000 remains outstanding by way of principal on the date of this Agreement.
(B)	By a guarantee (the "Guarantee") dated 20 June 2008 executed by the Corporate Guarantor in favour of the Lender, the Corporate Guarantor guaranteed the obligations of the Borrowers under the Loan Agreement and the other Finance Documents (as defined in the Loan Agreement).
(C)	Pursuant to the repayment in full of the portion of the Loan which relates to Iguana, Iguana has requested, and the Lender has agreed, to release Iguana from its obligations under the Finance Documents to which it is a party on or before the date of this Agreement.
(D)	The Borrower and the Corporate Guarantor have requested that the Lender agrees to reduce (the "Waiver") the interest cover ratio set out in clause 11.15(b) of the Guarantee from 3:1 to 1:1 in respect of the period 31 December 2012 to 31 December 2014 (inclusive, and with retroactive effect).
(E)	This Supplemental Agreement sets out the terms and conditions on which the Lender agrees to:
(i)	the Waiver; and
(ii)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters (the "Consequential Amendments").

NOW THEREFORE IT IS HEREBY AGREED
1	DEFINITIONS
1.1	Defined Expressions
Words and expressions defined in the Loan Agreement and Guarantee (each as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.
1.2	Definitions
In this Supplemental Agreement, "Effective Date" means the date on which the conditions precedent in Clause 4 are satisfied,
1.3	Application of construction and interpretation of Loan Agreement.
Clauses 1.2 and 1.5 of the Loan Agreement and clauses 1.2 and 1.3 of the Guarantee apply, with any necessary modifications to this Supplemental Agreement.
2	REPRESENTATIONS AND WARRANTIES
2.1	Repetition of representations and warranties
The Borrower and the Corporate Guarantor hereby represent and warrant to the Lender, as at the date of this Supplemental Agreement, that the representations and warranties set forth in clause 9 of the Loan Agreement and, in the case of the Corporate Guarantor, clause 10 of the Guarantee (each updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "this Agreement" or, in the case of the Guarantee, this "Guarantee" were references to the Loan Agreement and the Guarantee, respectively, each as amended by this Supplemental Agreement.
2.2	Further representations and warranties
The Borrower and the Corporate Guarantor hereby further represent and warrant to the Lender that as at the date of this Supplemental Agreement:
(a)	each is existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;
(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement or, as the case may be, the Guarantee as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;
(c)	each has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)	the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower and/or the Corporate Guarantor or on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and
(e)	each has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this Supplemental Agreement and all information furnished by that Borrower and/or the Corporate Guarantor or on its behalf relating to its business and affairs in connection with this Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.
3	AGREEMENT OF THE LENDERS
3.1	Agreement of the Lenders
The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Supplemental Agreement, hereby agrees with the Corporate Guarantor and the Borrower, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:
(a)	the Waiver; and
(b)	the Consequential Amendments.
3.2	Other parties' agreement and confirmation
The Borrower and the Corporate Guarantor agree and confirm that the Guarantee, the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and each of the Borrower and the Corporate Guarantor shall remain liable under the Loan Agreement, the Guarantee and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.
3.3	Agreement of Lenders
The agreement of the Lenders contained in Clause 3.1 shall have effect on and from the Effective Date.
4	CONDITIONS
4.1	Conditions precedent
The agreements of the Lender contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to it and its legal advisers on or before on or before the Effective Date:
(a)	up-to-date certificates of goodstanding in respect of the Borrower and the Corporate Guarantor;

(b)	evidence that the persons executing this Supplemental Agreement on behalf of the Borrower and the Corporate Guarantor are duly authorised to execute the same;
(c)	true and complete copy of the resolutions passed at separate meetings of the directors and members of the Borrower and the Corporate Guarantor authorising and approving the execution of this Supplemental Agreement and, in each case, any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on the relevant party's behalf;
(d)	the original of any power of attorney issued by the Borrower and the Corporate Guarantor pursuant to such resolutions aforesaid;
(e)	all documentation required by the Lender in relation to the Borrower and any Security Party pursuant to the Lender's "know your customer" requirements";
(f)	evidence that the amendment fee referred to in Clause 6.1 has been paid in full;
(g)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement (including without limitation all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate);
(h)	no Event of Default or Potential Event of Default being in existence on the Effective Date;
(i)	such legal opinions as the Lender may require in respect of the matters contained in this Supplemental Agreement; and
(j)	evidence that the agent referred to in clause 30.4 of the Loan Agreement and clause 18.4 of the Guarantee has accepted its appointment as agent for service of process under this Supplemental Agreement.
5	VARIATIONS TO GUARANTEE AND FINANCE DOCUMENTS
5.1	Specific amendments to the Loan Agreement and the Guarantee
In consideration of the agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement, the Borrower and the Corporate Guarantor hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement and the Guarantee shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:
(a)	by adding the following new definitions in clause 1.1 of the Loan Agreement:
" "Additional Waiver Period" means the period starting on 31 December 2012 to 31 December 2014 (inclusive);";
" "Second Supplemental Agreement" means the second supplemental agreement to this Agreement dated 12 November 2014 and entered into between Aegean Traders Inc., the Corporate Guarantor and the Lender;
(b)	by adding the following new definition in clause 1.1 of the Guarantee:
" "Additional Guarantor Waiver Period" means the period starting on 31 December 2012 to 31 December 2014 (inclusive); ";
(c)	by substituting clause 11.15(b) of the Guarantee with the following:

" "(b) the Interest Coverage Ratio shall not be less than 3:1, except for during the Additional Guarantor Waiver Period, during which the Interest Cover Ratio shall not be less than 1:1;" "; and
(d)	by construing references throughout the Loan Agreement and the Guarantee to "this Agreement", "this Guarantee", "hereunder" and other like expressions as if the same referred to the Loan Agreement or, as the case may be to the Guarantee as amended and supplemented by this Supplemental Agreement.
5.2	Amendments to Finance Documents
With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement and the Guarantee shall be, and shall be deemed by this Supplemental Agreement to have been, amended as follows:
(a)	the definition of, and references throughout each of the Finance Documents to the Loan Agreement and Guarantee and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and Guarantee and those Finance Documents as amended and supplemented by this Supplemental Agreement; and
(b)	by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.
5.3	Finance Documents to remain in full force and effect
The Finance Documents shall remain in full force and effect as amended and supplemented by:
(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and
(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.
6	FEES AND EXPENSES
6.1	Amendment fee
The Borrower shall pay to the Lender a non-refundable amendment fee of $10,000 on the date of this Supplemental Agreement.
6.2	Fees and expenses
The provisions of clause 19 (fees and expenses) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary amendments.
7	COMMUNICATIONS
7.1	General
The provisions of clause 27 (notices) of the Loan Agreement and clause 16 of the Guarantee, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	SUPPLEMENTAL
8.1	Counterparts
This Supplemental Agreement may be executed in any number of counterparts.
8.2	Third Party rights
A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.
9	LAW AND JURISDICTION
9.1	Governing law
This Supplemental Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by and construed in accordance with English law.
9.2	Incorporation of the Loan Agreement provisions
The provisions of clause 30 of the Loan Agreement (law and jurisdiction) and clause 18 (governing law and jurisdiction) of the Guarantee, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.
IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE 1
LENDER

Lender	Lending Office
PORTIGON AG, LONDON BRANCH	Woolgate Exchange 25 Basinghall Street London EC2V SHA England

EXECUTION

BORROWER

SIGNED by GEOFFROY GUNET	)
for and on behalf of	)	/s/ Geoffroy Gunet
AEGEAN TRADERS INC.	)

CORPORATE GUARANTOR

SIGNED by GEOFFROY GUNET	)
for and on behalf of	)	/s/ Geoffroy Gunet
DRYSHIPS INC.	)

LENDER

SIGNED by MARINOS PAPADOPOULOS	)
for and on behalf of	)	/s/ Marinos Papadopoulos
PORTIGON AG, LONDON BRANCH	)
(formerly known as WestLB AG, London Branch))

Witness to all the	)
above signatures	)	/s/ Daphne Elektra A. Stamatopoulos
Name: Address:		DAPHNE ELEKTRA A. STAMATOPOULOS SOLICITOR WATSON, FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE